KIRKPATRICK & LOCKHART LLP                       1800 Massachusetts Avenue, NW
                                                   Suite 200
                                                   Washington, DC  20036-1221



                                   May 9, 2003


AXA Premier VIP Trust
1290 Avenue of the Americas
New York, NY 10104

Ladies and Gentlemen:

         We have acted as counsel to AXA Premier VIP Trust, a Delaware statutory trust ("AXA Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of a registration statement on Form N-14 ("Registration Statement"), registering under the Securities Act of 1933, as amended (the "1933 Act"), an indefinite number of Class A and Class B shares of beneficial interest ("Shares") of AXA Premier VIP Aggressive Equity Portfolio ("AXA Aggressive Equity Portfolio") and AXA Premier VIP High Yield Portfolio ("AXA High Yield Portfolio" and together with the AXA Aggressive Equity Portfolio, the "Acquiring Portfolios"), each a series of the AXA Trust, in connection with the reorganization of EQ/Aggressive Stock Portfolio and EQ/High Yield Portfolio ("Acquired Portfolios"), each a series of EQ Advisors Trust ("EQ Trust"), into the AXA Aggressive Equity Portfolio and AXA High Yield Portfolio, respectively (each, a "Reorganization").

         You have requested our opinion as to certain matters regarding the Shares of the Acquiring Portfolios to be issued in each Reorganization, as provided for in the Agreement and Plan of Reorganization and Termination by and among AXA Trust, on behalf of each Acquiring Portfolio, EQ Trust, on behalf of each Acquired Portfolio, and The Equitable Life Assurance Society of the United States ("Agreement"). The Agreement provides, with respect to each
Reorganization, for the transfer of the Acquired Portfolio's assets to the Acquiring Portfolio in exchange solely for the issuance of Shares and the Acquiring Portfolio's assumption of the liabilities of the Acquired Portfolio. For purposes of rendering our opinion, we have examined the Registration Statement, AXA Trust's Agreement and Declaration of Trust and Bylaws and the action of AXA Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.




AXA Premier VIP Trust
May 9, 2003
Page 2


         Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as AXA Trust. We express no opinion with respect to any other laws.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by AXA Trust; and

         2. When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

         This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.



                                            Very truly yours,



                                            Kirkpatrick & Lockhart LLP